Exhibit 99.1

Antigenics Completes $5 Million in Financing

NEW YORK – September 10, 2007 – Antigenics Inc. (NASDAQ: AGEN) today announced that it has completed its previously announced offering of 1,623,377 shares of common stock at a price of $3.08 per share to Fletcher International, Ltd., for gross proceeds of $5 million. Under the agreement, Fletcher also has the option to invest up to an additional $15.25 million through the conversion of preferred stock. The shares were offered under the company’s S-3 shelf registration statement previously filed with the Securities and Exchange Commission (SEC).

“We are delighted to team up with Fletcher,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “Their value orientation and diligence makes Fletcher particularly compatible with the creation of long-term value for our shareholders.”

Wm Smith Securities, Incorporated based in Denver, Colorado acted as sole placement agent.

“With insights from Wm Smith, our team quickly concluded that Antigenics is uniquely positioned to participate in the significant growth of important new vaccines,” said Alphonse Fletcher, Jr., chairman and CEO of Fletcher Asset Management, Inc. “We believe the management team at Antigenics has the skills to capitalize on this emerging opportunity and are pleased to support their efforts with this investment.”

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in more than 20 indications, several in late-stage clinical trials. For more information, please visit antigenics.com.

About Fletcher Asset Management, Inc.

Fletcher Asset Management, Inc. pursues an investment strategy that combines traditional investment management, corporate finance, quantitative methods and social responsibility. Since 1991, the firm has invested roughly $1 billion in promising companies led by solid management teams with responsible business practices. For more information, please visit www.fletcher.com.

This press release contains forward-looking statements, including statements regarding a financing of the company and the potential conversion of the preferred stock into common stock of the company for additional consideration. The financing, including the conversion of the preferred stock, and the timing and conversion price for any such conversion, is dependent on risks and uncertainties, including, among others, the valuation of the company’s common stock; the development and commercialization of the company’s products; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; and the factors described in the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above.

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Sunny Uberoi

Media Relations

917.443.3325

suberoi@antigenics.com

Robert Anstey

Investor Relations

800.962.2436

ir@antigenics.com

Denis J. Kiely

Fletcher Asset Management, Inc.

Director

212.284.4800

djk@fletcher.com